Exhibit 99.1
For Immediate Release
VPG Reports Fiscal 2025 First Quarter Results

MALVERN, Pa. (May 6, 2025) - Vishay Precision Group, Inc. (NYSE: VPG), a leader in precision measurement and sensing technologies, today announced its results for its fiscal 2025 first quarter ended March 29, 2025.
First Fiscal Quarter Highlights (comparisons are to the comparable period a year ago):
•Revenues of $71.7 million decreased 11.2%.
•Gross profit margin was 37.7%, as compared to 43.4%.
•Adjusted gross profit margin* was 38.3%, as compared to 43.4%.
•Operating margin was (0.1%), as compared to 8.6%.
•Adjusted operating margin* was 1.1%, as compared to 10.0%.
•Diluted net loss per share of $(0.07) compared to $0.44.
•Adjusted diluted net earnings per share* of $0.04 compared to $0.42.
•EBITDA* was $3.3 million with an EBITDA margin* of 4.6%.
•Adjusted EBITDA* was $5.1 million with an adjusted EBITDA margin* of 7.2%.
•Cash from Operating Activities was $5.3 million with Adjusted Free Cash Flow* of $3.7 million.

Ziv Shoshani, Chief Executive Officer of VPG, commented, "Despite the continuing challenging business environment, we achieved the second consecutive quarter of book-to-bill over 1.00. Total orders of $74.4 million grew 2.7% sequentially and resulted in a book-to-bill of 1.04, as our Sensors and Measurement Systems reporting segments recorded book-to-bill ratios above 1.00. As the global economy faces increasing volatility due to rapidly changing tariff and trade policies, we believe our manufacturing footprint and strategy position us to navigate the direct impacts of these policies. We continue to focus on our business development growth initiatives, and are pleased with the progress thus far in our humanoid robot opportunities, among others."
Mr. Shoshani said: "Compared to the fourth quarter of 2024, we achieved comparable adjusted gross margin, adjusted operating margin, and EBITDA on lower revenue levels. Our strong balance sheet and cash flow provide us with a solid foundation to proactively implement our long-term growth and cost-efficiency strategies."
First Fiscal Quarter Financial Trends:
The Company's first fiscal quarter 2025 net loss attributable to VPG stockholders was $0.9 million, or $0.07 per diluted share, compared to net earnings of $5.9 million, or $0.44 per diluted share, in the first fiscal quarter of 2024.
The first fiscal quarter 2025 adjusted net earnings* were $0.5 million, or $0.04 per adjusted diluted net earnings per share*, compared to $5.7 million, or $0.42 per adjusted diluted net earnings per share* in the first fiscal quarter of 2024.
Segment Performance:
The Sensors segment revenue of $27.1 million in the first fiscal quarter of 2025 decreased 8.0% from $29.4 million in the first fiscal quarter of 2024. Sequentially, revenue increased 5.1% compared to $25.8 million in the fourth fiscal quarter of 2024. The year-over-year decrease in revenues was primarily attributable to lower sales of precision resistors in the Test and Measurement and Other markets, and lower sales of strain gages in our Other markets. Sequentially, the increase primarily reflected higher sales of strain gages and precision resistors in the Test and Measurement market.
Gross profit margin for the Sensors segment was 30.1% for the first fiscal quarter of 2025. Gross profit margin decreased compared to 36.5% in the first fiscal quarter of 2024 and 32.0% in the fourth fiscal quarter of 2024. Adjusted for $0.2 million in start-up costs related to manufacturing consolidations, adjusted gross margin* was 30.8% in the first fiscal quarter of 2025. The year-over-year decrease in adjusted gross profit margin* was primarily due to lower volume, unfavorable foreign currency exchange rates, and inventory reduction. Sequentially, the lower adjusted gross profit margin* was primarily due to higher one-time fixed costs and unfavorable foreign currency exchange rates, which were partially offset by an increase in volume.
The Weighing Solutions segment revenue of $26.4 million in the first fiscal quarter of 2025 decreased 8.3% compared to $28.8 million in the first fiscal quarter of 2024 and was 2.7% higher than $25.7 million in the fourth fiscal quarter of 2024. The year-over-year decrease in revenues was mainly attributable to lower sales in the Industrial Weighing and Transportation markets, as well as in our Other markets. Sequentially, the increase in revenues was primarily attributable to higher sales in the Transportation and General Industrial markets, which offset lower revenue in the Industrial Weighing and Other markets.
Gross profit margin for the Weighing Solutions segment was 36.8% for the first fiscal quarter of 2025, which decreased compared to 39.1% in the first fiscal quarter of 2024 and increased from 34.1% in the fourth fiscal quarter of 2024. Adjusted for $0.3 million in start-up costs related to new product introductions, adjusted gross margin* was 37.8% in the first quarter of 2025. The year-over-year decrease in gross profit margin was primarily due to lower volume, partially offset by the effect of cost reduction programs. The sequential increase in gross profit margin primarily reflected higher sales and the effect of our cost reduction programs.
The Measurement Systems segment revenue of $18.2 million in the first fiscal quarter of 2025 decreased 19.0% year-over-year from $22.5 million in the first fiscal quarter of 2024 and was 13.8% lower than $21.2 million in the fourth fiscal quarter of 2024. The year-over-year decrease was primarily attributable to decreased revenue in the Steel, AMS, and Other markets, which was partially offset by higher sales in the Transportation market. Sequentially, the decrease in revenue was primarily due to lower sales in the Steel market and lower sales of Diversified Technical Systems Inc. ("DTS") products in the Avionics, Military and Space market.
Gross profit margin for the Measurement Systems segment was 50.3%, compared to 58.1% in the first fiscal quarter of 2024, and 50.9% in the fourth fiscal quarter of 2024. Adjusted gross margin* for the fourth fiscal quarter of 2024, after adjusting for purchasing accounting impacts related to Nokra acquisition, was 51.2%. The year-over-year decrease in adjusted gross profit margin* was primarily due to lower volume and unfavorable product mix. The sequentially lower adjusted gross profit margin* primarily reflected lower volume.
Near-Term Outlook
“Given our backlog and the current market conditions, we expect net revenues to be in the range of $70 million to $76 million for the second fiscal quarter of 2025, at constant first fiscal quarter 2025 foreign currency exchange rates,” concluded Mr. Shoshani.
*Use of Non-GAAP Financial Information:
We define “adjusted gross profit margin" as gross profit margin before purchase accounting adjustments related to the Nokra acquisition and start-up costs. We define "adjusted operating margin" as operating margin before purchase accounting adjustment related to the Nokra, DTS and DSI acquisitions, start-up costs, acquisition costs, and restructuring costs and severance costs. We define "adjusted net earnings” and "adjusted diluted net earnings per share" as net earnings attributable to VPG stockholders before purchase accounting adjustment related to the Nokra, DTS and DSI acquisitions, start-up costs, acquisition costs, restructuring costs and severance costs, foreign currency exchange gains and losses, and associated tax effects. We define "EBITDA" as earnings before interest, taxes, depreciation, and amortization. We define "Adjusted EBITDA" as earnings before interest, taxes, depreciation, and amortization before purchase accounting adjustment related to the Nokra, DTS and DSI acquisitions, start-up costs, acquisition costs, restructuring costs and severance costs, and foreign currency exchange gains and losses.

"Adjusted free cash flow" for the first fiscal quarter of 2025 is defined as the amount of cash generated from operating activities ($5.3 million) in excess of capital expenditures ($1.5 million), net of proceeds, if any, from the sale of assets ($0.0 million).
Management believes that these non-GAAP measures are useful to investors because each presents what management views as our core operating results for the relevant period. The adjustments to the applicable GAAP measures relate to occurrences or events that are outside of our core operations, and management believes that the use of these non-GAAP measures provides a consistent basis to evaluate our operating profitability and performance trends across comparable periods. These reconciling items are indicated on the accompanying reconciliation schedules and are more fully described in VPG’s financial statements presented in our Annual Report on Form 10-K and Quarterly Reports on Forms 10-Q.

Conference Call and Webcast:
A conference call will be held on Tuesday, May 6, 2025 at 9:00 a.m. ET (8:00 a.m. CT). To access the conference call, interested parties may call 1-833-470-1428 or internationally +1-404-975-4839 and use passcode 131775, or log on to the investor relations page of the VPG website at ir.vpgsensors.com. A replay will be available approximately one hour after the completion of the call by calling toll-free 1-866-813-9403 or internationally 1-929-458-6194 and by using passcode 849827. The replay will also be available on the “Events” page of investor relations section of the VPG website at ir.vpgsensors.com.

About VPG:
Vishay Precision Group, Inc. (VPG) is a leader in precision measurement and sensing technologies. Our sensors, weighing solutions and measurement systems optimize and enhance our customers’ product performance across a broad array of markets to make our world safer, smarter, and more productive. To learn more, visit VPG at www.vpgsensors.com and follow us on LinkedIn.
Forward-Looking Statements:
From time to time, information provided by us, including, but not limited to, statements in this press release, or other statements made by or on our behalf, may contain or constitute "forward-looking" information within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve a number of risks, uncertainties, and contingencies, many of which are beyond our control, which may cause actual results, performance, or achievements to differ materially from those anticipated.
Such statements are based on current expectations only, and are subject to certain risks, uncertainties, and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, expected, estimated, or projected. Among the factors that could cause actual results to materially differ include: general business and economic conditions;significant developments from the recent and potential changes in tariffs and trade regulation; impact of inflation; potential issues respecting the United States federal government debt ceiling; global labor and supply chain challenges; difficulties or delays in identifying, negotiating and completing acquisitions and integrating acquired companies; the inability to realize anticipated synergies and expansion possibilities; difficulties in new product development; changes in competition and technology in the markets that we serve and the mix of our products required to address these changes; changes in foreign currency exchange rates; political, economic, and health (including pandemics) instabilities; instability caused by military hostilities in the regions or countries in which we operate (including Israel); difficulties in implementing our cost reduction strategies, such as underutilization of production facilities, labor unrest or legal challenges to our lay-off or termination plans, operation of redundant facilities due to difficulties in transferring production to achieve efficiencies; compliance issues under applicable laws, such as export control laws, including the outcome of our voluntary self-disclosure of export control non-compliance; our ability to execute our new corporate strategy and business continuity, operational and budget plans; and other factors affecting our operations, markets, products, services, and prices that are set forth in our Annual Report on Form 10-K for the fiscal year ended December 31, 2024. We caution you not to place undue reliance on forward-looking statements, which speak only as of the date of this report or as of the dates otherwise indicated in such forward-looking statements. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Contact:
Steve Cantor
Vishay Precision Group, Inc.
781-222-3516
info@vpgsensors.com

VISHAY PRECISION GROUP, INC.
Consolidated Condensed Statements of Operations
(Unaudited - In thousands, except per share amounts)

	Fiscal quarter ended
	March 29, 2025	March 30, 2024
Net revenues	$71,741	$80,783
Costs of products sold	44,696	45,689
Gross profit	27,045	35,094
Gross profit margin	37.7%	43.4%

Selling, general and administrative expenses	26,710	27,394
Restructuring costs	395	782
Operating (loss) income	(60)	6,918
Operating margin	(0.1)%	8.6%

Other (expense) income :
Interest expense	(550)	(628)
Other	(677)	1,860
Other (expense) income	(1,227)	1,232

(Loss) Income before taxes	(1,287)	8,150

Income tax (benefit) expense	(332)	2,318

Net (loss) earnings	(955)	5,832
Less: net earnings attributable to noncontrolling interests	(13)	(59)
Net (loss) earnings attributable to VPG stockholders	$(942)	$5,891

Basic (loss) earnings per share attributable to VPG stockholders	$(0.07)	$0.44
Diluted (loss) earnings per share attributable to VPG stockholders	$(0.07)	$0.44

Weighted average shares outstanding - basic	13,257	13,405
Weighted average shares outstanding - diluted	13,257	13,468

VISHAY PRECISION GROUP, INC.
Consolidated Condensed Balance Sheets
(In thousands)
	March 29, 2025	December 31, 2024
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$83,892	$79,272
Accounts receivable, net	50,241	51,200
Inventories:
Raw materials	32,413	33,013
Work in process	29,444	27,187
Finished goods	22,079	23,960
Inventories, net	83,936	84,160

Prepaid expenses and other current assets	18,129	17,088
Assets held for sale	5,229	5,229
Total current assets	241,427	236,949

Property and equipment:
Land	2,349	2,316
Buildings and improvements	77,690	68,125
Machinery and equipment	134,666	132,938
Software	10,434	10,351
Construction in progress	2,096	11,246
Accumulated depreciation	(149,240)	(145,475)
Property and equipment, net	77,995	79,501

Goodwill	46,928	46,819
Intangible assets, net	40,908	41,815
Operating lease right-of-use assets	23,681	24,316
Other assets	22,902	21,535
Total assets	$453,841	$450,935

VISHAY PRECISION GROUP, INC.
Consolidated Condensed Balance Sheets
(In thousands)
	March 29, 2025	December 31, 2024
	(Unaudited)
Liabilities and equity
Current liabilities:
Trade accounts payable	$9,757	$9,890
Payroll and related expenses	18,219	18,546
Other accrued expenses	21,348	19,725
Income taxes	71	880
Current portion of operating lease liabilities	4,114	3,998
Total current liabilities	53,509	53,039

Long-term debt	31,479	31,441
Deferred income taxes	3,811	3,779
Operating lease liabilities	19,134	19,928
Other liabilities	14,099	14,193
Accrued pension and other postretirement costs	6,794	6,695
Total liabilities	128,826	129,075

Equity:
Common stock	1,338	1,336
Class B convertible common stock	103	103
Treasury stock	(25,335)	(25,335)
Capital in excess of par value	203,071	202,783
Retained earnings	191,035	191,977
Accumulated other comprehensive loss	(45,224)	(48,897)
Total Vishay Precision Group, Inc. stockholders' equity	324,988	321,967
Noncontrolling interests	27	(107)
Total equity	325,015	321,860
Total liabilities and equity	$453,841	$450,935

VISHAY PRECISION GROUP, INC.
Consolidated Condensed Statements of Cash Flows
(Unaudited - In thousands)

	Three Fiscal Months Ended
	March 29, 2025	March 30, 2024
Operating activities
Net (loss) earnings	$(955)	$5,832
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	4,035	3,943
Loss (gain) on sale of property and equipment	—	(149)
Share-based compensation expense	545	661
Inventory write-offs for obsolescence	800	582
Deferred income taxes	(489)	44
Foreign currency impacts and other items	478	(2,253)
Net changes in operating assets and liabilities:
Accounts receivable	1,823	3,086
Inventories	227	(2,887)
Prepaid expenses and other current assets	(848)	(1,766)
Trade accounts payable	253	67
Other current liabilities	292	242
Other non-current assets and liabilities, net	(841)	(792)
Accrued pension and other postretirement costs, net	(71)	(205)
Net cash provided by operating activities	5,249	6,405

Investing activities
Capital expenditures	(1,507)	(2,573)
Proceeds from sale of property and equipment	—	341
Net cash used in investing activities	(1,507)	(2,232)

Financing activities
Purchase of treasury stock	—	(2,755)
Distributions to noncontrolling interests	147	(32)
Payments of employee taxes on certain share-based arrangements	(256)	(858)
Net cash used in financing activities	(109)	(3,645)
Effect of exchange rate changes on cash and cash equivalents	987	(1,477)
Increase (decrease) in cash and cash equivalents	4,620	(949)

Cash and cash equivalents at beginning of period	79,272	83,965
Cash and cash equivalents at end of period	$83,892	$83,016

Supplemental disclosure of investing transactions:
Capital expenditures accrued but not yet paid	$454	$1,480
Supplemental disclosure of financing transactions:
Excise tax on net share repurchases accrued but not yet paid	$—	15

VISHAY PRECISION GROUP, INC.
Reconciliation of Consolidated Adjusted Gross Profit, Operating Income, Net Earnings Attributable to VPG Stockholders and Diluted Earnings Per Share
(Unaudited - In thousands)

	Gross Profit		Operating Income		Net (Loss) Earnings Attributable to VPG Stockholders		Diluted (Loss) Earnings Per share
Three months ended	March 29, 2025	March 30, 2024	March 29, 2025	March 30, 2024	March 29, 2025	March 30, 2024	March 29, 2025	March 30, 2024
As reported - GAAP	$27,045	$35,094	$(60)	$6,918	$(942)	$5,891	$(0.07)	$0.44
As reported - GAAP Margins	37.7%	43.4%	(0.1)%	8.6%
Start-up costs	463	—	463	—	463	—	0.03	—
Restructuring costs	—	—	395	782	395	782	0.03	0.06
Severance cost	—	—	—	347	—	347	—	0.03
Foreign currency exchange gain (loss)	—	—	—	—	972	(1,589)	0.07	(0.12)
Less: Tax effect of reconciling items and discrete tax items	—	—	—	—	420	(238)	0.03	(0.01)
As Adjusted - Non GAAP	$27,508	$35,094	$798	$8,047	$468	$5,669	$0.04	$0.42
As Adjusted - Non GAAP Margins	38.3%	43.4%	1.1%	10.0%

VISHAY PRECISION GROUP, INC.
Reconciliation of Adjusted Gross Profit by segment
(Unaudited - In thousands)

	Fiscal quarter ended
	March 29, 2025	March 30, 2024	December 31, 2024
Sensors
As reported - GAAP	$8,146	$10,732	$8,229
As reported - GAAP Margins	30.1%	36.5%	32.0%
Start-up costs	187	—	—
As Adjusted - Non GAAP	$8,333	$10,732	$8,229
As Adjusted - Non GAAP Margins	30.8%	36.5%	32.0%

Weighing Solutions
As reported - GAAP	$9,717	$11,266	$8,778
As reported - GAAP Margins	36.8%	39.1%	34.1%
Start-up costs	276	—	—
As Adjusted - Non GAAP	$9,993	$11,266	$8,778
As Adjusted - Non GAAP Margins	37.8%	39.1%	34.1%

Measurement Systems
As reported - GAAP	$9,182	$13,094	$10,764
As reported - GAAP Margins	50.3%	58.1%	50.9%
Acquisition purchase accounting adjustments	—	—	79
As Adjusted - Non GAAP	$9,182	$13,094	$10,843
As Adjusted - Non GAAP Margins	50.3%	58.1%	51.2%

VISHAY PRECISION GROUP, INC.
Reconciliation of Adjusted EBITDA
(Unaudited - In thousands)
	Fiscal quarter ended
	March 29, 2025	March 30, 2024	December 31, 2024
Net (loss) earnings attributable to VPG stockholders	$(942)	$5,891	$768
Interest Expense	550	628	587
Income tax (benefit) expense	(332)	2,318	1,222
Depreciation	3,056	3,016	3,026
Amortization	979	927	1,007
EBITDA	3,311	$12,780	$6,610
EBITDA MARGIN	4.6%	15.8%	9.1%
Impairment of goodwill and indefinite-lived intangibles	—	—	—
Acquisition purchase accounting adjustments	—	—	79
Acquisition costs	—	—	101
Restructuring costs	395	782	198
Severance cost	—	347	—
Start-up costs	463	—	—
Foreign currency exchange gain (loss)	972	(1,589)	(1,913)
ADJUSTED EBITDA	$5,141	$12,320	$5,075
ADJUSTED EBITDA MARGIN	7.2%	15.3%	7.0%